Exhibit 4.1

SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 1, 2013, among Chester Wood Products LLC, a Delaware limited liability company, Moncure Plywood LLC, a Delaware limited liability company (together, the “Guaranteeing Subsidiaries”), each a subsidiary of Boise Cascade Company, a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to below), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented, the “Indenture”), dated as of October 22, 2012 providing for the issuance of 6⅜% Senior Notes due 2020 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);
WHEREAS, pursuant to Section 9.01(4) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE.
(a)    Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, effective upon the execution and delivery of this Supplemental Indenture.
(b)    Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the notation of Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
4.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary, the other Guarantors and the Company.
8.    BENEFITS ACKNOWLEDGED. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.
9.    SUCCESSORS. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: October 1, 2013
BOISE CASCADE COMPANY
By: /s/ Wayne M. Rancourt

Name:	Wayne M. Rancourt

Title:	Senior Vice President, Chief Financial Officer
and Treasurer

GUARANTEEING SUBSIDIARIES:

CHESTER WOOD PRODUCTS LLC
MONCURE PLYWOOD LLC
By: /s/ Wayne M. Rancourt

Name:	Wayne M. Rancourt

Title:	Senior Vice President, Chief Financial Officer
and Treasurer

OTHER GUARANTORS:

BC CHILE INVESTMENT CORPORATION
BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.
BOISE CASCADE HOLDINGS, L.L.C.
BOISE CASCADE WOOD PRODUCTS, L.L.C.
BOISE CASCADE WOOD PRODUCTS HOLDINGS CORP.
STACK ROCK CAPITAL, L.L.C.

By: /s/ Wayne M. Rancourt

Name: Wayne M. Rancourt

Title: Senior Vice President, Chief Financial Officer
and Treasurer

Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By: /s/ Brandon Elzinga
Name:    Brandon Elzinga
Title:    Vice President

Supplemental Indenture